Management Statement Regarding Compliance
 with Certain Provisions of the Investment
Company Act of 1940

We, as members of management of
The Singapore Fund, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by
Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and
c) of Rule 17f-2 as of March 31, 2009, and from October 31,
2008 through March 31, 2009.

Based on this evaluation, we assert that the
 Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2009, and from October 31, 2008 through March 31, 2009, with respect to securities reflected in the investment account of the Fund.


The Singapore Fund, Inc.


By:

/s/ John J. O?Keefe




Vice President and Treasurer


December 23, 2009

Date